SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): May 27, 1997
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                        BANGOR HYDRO-ELECTRIC COMPANY
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           (Exact name of registrant as specified in its charter)




          Maine                    0-505              01-0024370
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(State of Incorporation)  (Commission File No.)  (IRS Employee ID No.)





     33 State Street, Bangor, Maine                  04401
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(Address of principal executive offices)          (Zip Code)




Registrant's telephone number, including area code:  (207-945-5621)
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Item 5  Other Events
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     MAINE YANKEE ATOMIC POWER COMPANY.  Maine Yankee Atomic Power Company
issued the following news release on May 27, 1997.


             OWNERS CUT SPENDING, WEIGH CLOSURE OF MAINE YANKEE

     WISCASSET, Me. - The board of directors of the Maine Yankee Atomic Power Co. said today it is considering permanent closure of Maine Yankee based on economic concerns and uncertainty about the operation of the plant.

     No final decision has been made, said board chairman David Flanagan, but spending levels will be immediately reduced to a level that will preserve the option of restarting the 810-megawatt nuclear facility or closing it.

     Maine Yankee President Mike Sellman said his "preservation plan" reduces spending by $41 million from June through December. He will begin dismissing 900 contractors this week as part of that budget reduction but noted that work continues on steam generator inspections and fuel preparation to preserve the restart option.

     "An economic analysis of operations, rising expenses for plant upgrades and the projections for stable replacement power costs fueled the decision by Maine Yankee's eight owners to explore permanent shutdown," Flanagan said. "Those costs, combined with long-term uncertainty about when and how efficiently Maine Yankee could operate, particularly in a deregulated market, point toward early shutdown of the plant."

     Flanagan noted that the board had recently explored selling Maine Yankee but said preliminary discussions with a potential buyer have not been fruitful thus far.

     Flanagan lauded Maine Yankee employees for their dedication which made Maine Yankee a world-class energy producer. Maine Yankee has produced 119 billion kilowatt hours of electricity since it began operating in 1972. The plant has about 500 full-time employees and a $30 million annual payroll.

     "I reserve my highest praise for the employees of Maine Yankee -- for their hard work and professionalism that have for a quarter of a century provided the people and businesses of Maine with safe, low-cost electricity," Flanagan said.

     Maine Yankee, a pressurized water reactor, went off line Dec. 6 to address cable separation deficiencies. In January, the board of directors announced that it had signed an agreement with New Orleans-based Entergy Corp. to provide management services to Maine Yankee. A team of Entergy managers, led by Sellman, has been directing the plant since February and will continue to provide those services through this fall.

     Maine Yankee has eight owners with the following shares: Central Maine Power Co., 38 percent; New England Power Co., 20 percent; Northeast Utilities, 20 percent*; Bangor Hydro-Electric Co., 7 percent; Maine Public Service Co., 5 percent; Cambridge Electric Light Co., 4 percent; Montaup Electric Co., 4 percent; and Central Vermont Public Service Corp., 2 percent. (*Note: Northeast Utilities owns the following utilities which directly own shares of Maine Yankee: Connecticut Light and Power Co., 12 percent; Public Service of New Hampshire, 5 percent; and Western Massachusetts Electric Co., 3 percent).

     If there is a permanent shut down of the plant, the owners of Maine Yankee will meet all obligations to employees, customers, bond holders and financial institutions. In the event of closure, substantial staffing levels would be maintained for up to six months. At all times, appropriate staffing levels would be maintained to ensure a safe and orderly transition to decommissioning Maine Yankee. Public health and safety would be paramount during a decommissioning process; security will remain at a high level at Maine Yankee.

     The decommissioning process takes at least 10 years and involves dismantling the plant, safe disposal of the radioactive parts, and restoration of the site. Maine Yankee has accumulated $169 million of the $369 million estimated to be necessary to decommission the plant.



                                  SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BANGOR HYDRO-ELECTRIC COMPANY

Date: May 28, 1997                 by    /s/ Frederick S. Samp
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                                     Frederick S. Samp
                                     Vice President - Finance & Law
                                     Chief Financial Officer